UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PARTS iD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3674868
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Corporate Drive, Suite C Cranbury, New Jersey	08512
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class	Name of each exchange on which
to be so registered	each class is to be registered

Class A common stock, par value $0.0001 per share	NYSE American

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the U.S. Securities and Exchange Commission (the “SEC”) of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of PARTS iD, Inc. (f/k/a Legacy Acquisition Corp.) (the “Company”).

Prior to November 20, 2020, the Company had two classes of common stock: Class A common stock and Class F common stock, par value $0.0001 per share (“Class F common stock”). On November 20, 2020, pursuant to the Business Combination Agreement dated September 18, 2020, by and among the Company, Excel Merger Sub I, Inc. (“Merger Sub 1”), Excel Merger Sub II, LLC (“Merger Sub 2”), Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”) and Shareholder Representative Services LLC (the “Business Combination Agreement”), Merger Sub 1 will merge with and into Onyx, with Onyx surviving as a direct wholly-owned subsidiary of Merger Sub 2, and promptly following the first merger, Onyx will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of the Company (the “Business Combination”). As consideration for the Business Combination, Legacy will issue to the Onyx common stockholders a certain number of shares of Class A common stock to be determined based on a purchase price calculation described in the Business Combination Agreement.

In connection with the closing of the Business Combination, the Company amended (the “Warrant Amendments”) the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, dated as of November 16, 2017, such that (a) each outstanding public warrant issued in connection with the Company’s initial public offering pursuant to a prospectus dated November 21, 2017 (the “public warrants”) will no longer be exercisable to purchase one-half share of Class A common stock for $5.75 per half-share and instead will be converted solely into the right to receive $0.18 in cash and 0.082 of a share of Class A common stock, and (b) 2,912,230 private placement warrants (the “private placement warrants”) issued pursuant to that certain Sponsor Warrants Purchase Agreement, dated as of October 24, 2017, between the Corporation and Legacy Acquisition Sponsor I, LLC, a Delaware limited liability company (the “Sponsor”), and not owned by the Sponsor, shall no longer be exercisable to purchase one-half share of Class A common stock for $5.75 per half-share and instead shall be converted solely into the right to receive $0.18 in cash and 0.082 of a share of Class A common stock. Pursuant to the Warrant Amendments, each holder of public warrants and certain institutional beneficial holders of private placement warrants received a combination of cash and shares of Class A common stock in exchange for each warrant held.

Additionally, in connection with the Business Combination and upon the filing of the Company’s second amended and restated certificate of incorporation, all of the outstanding shares of Class F common stock converted, on a one-for-one basis, into shares of Class A common stock.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination, (i) up to 12% of the Company’s authorized but unissued or reacquired shares of Class A common stock are authorized to be issued under the PARTS iD, Inc. 2020 Equity Incentive Plan and (ii) up to 5% of the Company’s authorized but unissued or reacquired shares of Class A common stock are authorized to be issued under the PARTS iD, Inc. 2020 Employee Stock Purchase Plan.

The description of the Class A common stock registered hereunder and related rights is set forth under the heading “Description of Securities” beginning on page 129 of the Company’s definitive information statement on Schedule 14C (the “Information Statement”) filed by the Company with the SEC on October 30, 2020 (File No. 001-38296) and is incorporated herein by reference. The description of the Common Stock is qualified in its entirety by reference to the Company’s second amended and restated certificate of incorporation and the Company’s amended and restated bylaws, which are filed as Exhibits 3.1 and 3.2 hereto and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement and are incorporated herein by reference:

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation.

3.2	Amended and Restated Bylaws.

10.1	Registration Rights Agreement, dated as of November 16, 2017, by and among the Company, Legacy Acquisition Sponsor I LLC and the parties listed on the signature pages thereto (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on November 22, 2017).

10.2	Registration Rights Agreement, dated as of November 20, 2020, by and among the Company and the parties listed on the signature pages thereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 23, 2020

PARTS ID, INC.

By:	/s/ Antonino Ciappina
Antonino Ciappina
Chief Executive Officer

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